UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Glenn  P Barba
   212 West Michigan Avenue
   MI, Jackson 49201
2. Date of Event Requiring Statement (Month/Day/Year)
   2/10/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   CMS Energy Corporation (CMS)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Controller and Chief Accounting Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
 Common Stock (CMS)                        |7597 1                |D               |                                               |
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 Common Stock (CMS)                        |2028                  |I               |401(k)                                         |
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 Common Stock (CMS)                        |195                   |I 2             |Trust                                          |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Emp Stock Options - 2001|2/22/2001|         | Common Stock (CMS)    |6000     |          |D            |                           |
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Emp Stock Options - 2002|7/31/2002|         | Common Stock (CMS)    |10000    |          |D            |                           |
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Emp Stock Options - 2002|2/22/2002|         | Common Stock (CMS)    |8000     |          |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Total includes 6,875 shares of Restricted Stock of which 1,500 shares are nominal. (The actual number of nominal shares received will be determined by the passage of time and the achievement of performance objectives under CMS Energy Corporation's Per formance Incentive Stock Plan.)  Also includes 722 shares registered as Glenn P.
 Barba TOD The Glenn P. Barba Living Trust UA DTD 11/15/99.
2. Glenn P. Barba TTEE of the Glenn P. Barba Living Trust U/A DTD 11/16/99. SIGNATURE OF REPORTING PERSON
Glenn  P Barba
Glenn P. Barba (By: S.K. Smith or M.D. VanHemert, per Pwr of Atty filed with the SEC)